CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 of our report dated March 10, 1995, on our audit of the financial statements of Roadhouse Grill, Inc. We also consent to the reference to our firm under the caption "Selected Financial Data" and "Experts."

Coopers & Lybrand L.L.P.

Miami, Florida
September 23, 1996